Exhibit 23.1

Consent of Independent Auditors

Board of Directors
Dako A/S:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-161799) and Form S-8 (333-158096, 333-157002, 333-150873, 333-116400, 333-88864, 333-47024, 333-38194, 333-38080, 333-35016 and 333-91121) of Agilent Technologies Inc. of our report dated September 5, 2012, with respect to the consolidated balance sheet of Dako A/S and subsidiaries as of December 31, 2011 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the Form 8-K of Agilent Technologies Inc. dated September 5, 2012.
Our qualified audit report dated September 5, 2012, contains an explanatory paragraph that states that Dako A/S and subsidiaries did not present comparative consolidated financial information for the year ended December 31, 2010, which is required by International Financial Reporting Standards.
/s/KPMG Statsautoriseret Revisionspartnerselskab
Copenhagen, Denmark
September 5, 2012